Exhibit 10.3
SERVICE- VESTING

Restricted Stock Unit Award Notification

To:            [PARTICIPANT NAME]
From:            KLA Executive Team
Subject:            Restricted Stock Unit Grant

Congratulations! We are pleased to inform you that the Board of Directors or its Compensation Committee has granted to you an award of Restricted Stock Units under the KLA Corporation 2004 Equity Incentive Plan (the “EIP4 Equity Plan”). Subject to the provisions of the EIP4 Equity Plan and the Global Restricted Stock Unit Agreement (with Dividend Equivalents), including any special terms and conditions for employees residing and/or working outside the United States set forth in the Appendix thereto (together, the “Agreement”), the principal features of this award are as follows:

Date of Award:        [GRANT DATE]

Number of
Restricted Stock Units
Awarded:        [NUMBER OF AWARDS GRANTED]
Each Restricted Stock Unit represents the right to receive one share of KLA Corporation common stock upon the satisfaction of the applicable vesting requirements set forth below.
Vesting Schedule:    See Appendix Below.
Vesting in your Restricted Stock Units will cease immediately upon your termination of Service Provider status for any reason, including pursuant to a reduction-in-force.
The issuance of shares of KLA Corporation common stock upon the vesting of Restricted Stock Units is subject to compliance with all of the applicable requirements of all laws or regulations with respect to such issuance. Neither the grant of this award nor the vesting schedule alter the terms of your employment or other service relationship, as applicable.
PLEASE BE SURE TO READ THE APPLICABLE AGREEMENT, WHICH CONTAINS SPECIFIC TERMS AND CONDITIONS APPLICABLE TO THIS AWARD. By accepting this award, you agree and understand that this award is subject to all of the terms and conditions contained in (1) this Restricted Stock Unit Award Notification, (2) the EIP4 Equity Plan document and (3) the Agreement. For copies of these documents, please see KLA’s Long-Term Incentives website, which can be accessed through HR Online/Incent and Reward. As of the date of this notification the direct link to the website is: http://hronline.kla.com/incent-and-reward/long-term-incentives
Please consult your individual tax advisors regarding any tax or other consequences related to your KLA RSUs.

THIS MEMO IS YOUR OFFICIAL NOTIFICATION OF THIS AWARD. NO ADDITIONAL DOCUMENTATION WILL BE SENT TO YOU CONCERNING THIS AWARD.

KLA Corporation
2004 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
(WITH DIVIDEND EQUIVALENTS)

1.Grant. The Company hereby grants to the Employee named in the Restricted Stock Unit Award Notification an award of Restricted Stock Units (“RSUs”), as set forth in the Restricted Stock Unit Award Notification and subject to the terms and conditions in this Global Restricted Stock Unit Agreement, including any additional terms and conditions set forth in any appendix hereto for the Employee’s country (the “Appendix” and, together with this Global Restricted Stock Unit Agreement, the “Agreement”) and the Company’s 2004 Equity Incentive Plan, as amended and restated (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
2.Company’s Obligation. Each RSU represents the right to receive one Share on the vesting date of that unit. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. The Employee will vest in the RSUs awarded by this Agreement according to the vesting schedule specified in the Restricted Stock Unit Award Notification. Accordingly, such vesting may be tied to the attainment of established performance goals and/or the completion of a specified period of Service Provider status.
4.Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement or the Restricted Stock Unit Award Notification, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and without any payment (in cash or otherwise) due the Employee.
5.Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate or legal heirs, as applicable) in Shares on the applicable vesting date or as soon as practicable thereafter, subject to the Company’s satisfaction of any withholding obligations for Tax-Related Items pursuant to paragraph 8. For each RSU that vests, the Employee will receive one Share. In no event will any Shares be issued later than the later of (i) the close of the calendar year in which the Shares vest in accordance with the provisions of this Agreement or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such vesting date.
6.Payments after Death. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate or to the Employee’s legal heirs, as applicable. Any such administrator, executor or legal heir must furnish the Company with (a) written notice of his or her status as such and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether made in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, then equitable adjustments shall be made by the Administrator to the total number and/or class of securities issuable pursuant to this Award. Such adjustments shall be made in such manner as the Administrator deems appropriate in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.
8.Responsibility for Taxes. Regardless of any action the Company or, if different, the Parent or Subsidiary employing or retaining the Employee (the “Employer”) takes with respect to any or all income tax (including U.S. and non-U.S. federal, state and local tax), social insurance contributions, payroll tax, fringe benefits tax, payment on account or any other tax-related items related to the Employee’s participation in the Plan and legally applicable or deemed applicable to the Employee or deemed by the Company or the Employer to be an appropriate charge to the Employee even if technically due by the Company or the Employer (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or underlying Shares, including the grant of the RSUs, the vesting of the RSUs, the delivery of Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee becomes subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
        Prior to the relevant taxable or tax withholding event, as applicable, the Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Employee authorizes the Company or its agent to satisfy any applicable withholding obligations or rights with respect to all Tax-Related Items by withholding a number of Shares in relation to the vested RSUs that have an aggregate fair market value sufficient to pay the withholding obligation for Tax-Related Items.
In the event that withholding Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Company and/or the Employer have the right to satisfy any Tax-Related Items that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares by one or a combination of the following: (i) retaining without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax-Related Items; or (ii) arranging for the sale of Shares otherwise deliverable to the Employee (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization without further consent).
        The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable statutory or other withholding rates, including the maximum rate applicable in the Employee’s jurisdiction(s). If Tax-Related Items are withheld in excess of the Employee’s actual tax liability, the Employee may receive a refund of any over-withheld amount in cash (without any entitlement to the equivalent in Common Stock) or, if not refunded, the Employee may seek a refund from the local tax authorities. In the event of under-withholding, the Employee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Employee shall be deemed, for tax purposes, to have been issued the full number of Shares subject to the vested portion of the Award, notwithstanding that a number of Shares are held back solely for the purpose of satisfying withholding obligations or rights with respect to Tax-Related Items due as a result of any aspect of the Award. By accepting this RSU award, the Employee expressly consents to the withholding or sale of Shares and to any additional cash withholding as provided for in this paragraph 8.
The Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to permit the settlement of the RSUs or to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with his or her obligations in connection with the Tax-Related Items.
9.Rights as Stockholder. Subject to paragraph 10, neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee’s broker.
10.Dividend Equivalents. As of the date of any payment of a cash dividend on the Shares, the Employee will receive credits equal to the amount of the cash dividends payable on such date with respect to the number of Shares represented by the then-outstanding and unvested RSUs. Such credits shall be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be made to the Employee unless and until the corresponding RSUs have vested in accordance with paragraph 3. Such credits shall be settled in cash on the applicable vesting date or as soon as practicable thereafter, subject to the Company’s satisfaction of any withholding obligations for Tax-Related Items pursuant to paragraph 8. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 18 of the Plan, appropriate adjustments shall be made to the RSUs so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Employee would be entitled by reason of the Shares issuable upon settlement of the RSUs, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the RSUs.
11.No Effect on Employment. Notwithstanding the grant of RSUs, the terms of the Employee’s employment or other Service Provider status will be determined by the Employer, and the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or other Service Provider status of the Employee at any time for any reason whatsoever, with or without good cause or notice, in each case subject to compliance with applicable employment or other laws.

12.Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at One Technology Drive, Milpitas, California 95035, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.
13.Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.Restrictions on Sale of Securities. Subject to the provisions of paragraph 16, the Company shall use its best efforts to assure that the Shares issued in payment of the vested RSUs are registered under the U.S. federal securities laws or qualify for any available exemption from such registration and are accordingly freely tradable. However, any sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable laws.
15.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.Additional Conditions to Issuance of Shares. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any non-U.S. or U.S. state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her estate or legal heirs), such issuance will not occur unless and until such listing, registration, qualification, consent or approval have been effected or obtained, free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such non-U.S. and U.S. state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. In no event, however, shall any Shares be issued in contravention of applicable non-U.S. or U.S. federal and state securities laws or other regulatory requirements.
17.Plan Governs. This Agreement and the Restricted Stock Unit Award Notification are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Restricted Stock Unit Award Notification and one or more provisions of the Plan, the provisions of the Plan will govern.
18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this RSU award.
22.Amendment, Suspension or Termination of the Plan. By accepting this RSU award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan (provided the vesting conditions are satisfied), and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
23.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. By accepting this Award, the Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
24.Notice of Governing Law and Venue. This RSU award shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.
    For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this RSU award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this RSU award is made and/or to be performed.
25.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Employee understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
26.Acknowledgement of Nature of Plan and Award. In accepting the Award, the Employee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)the Award and the Employee’s participation in the Plan shall not create a right to employment or other Service Provider status with the Company;
(e)the Employee’s participation in the Plan is voluntary;
(f)the Award and the Shares subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Award and the Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(h)unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Employee may provide as a director of a Parent or Subsidiary;
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the RSUs resulting from termination of the Employee’s employment or other Service Provider status (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of his or her employment agreement, if any);
(k)for purposes of the Award, the Employee’s employment or other Service Provider status will be considered terminated as of the date he or she is no longer actively providing services to the Employer, the Company, a Parent or any other Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of his or her employment agreement, if any), and unless otherwise expressly determined by the Company, the Employee’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Employee’s period of Service Provider status would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where he or she is employed or providing services or the terms of the Employee’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when the Employee is no longer actively providing services for purposes of this Award (including whether the Employee may still be considered to be providing services while on a leave of absence); and
(l)if the Employee is providing services outside the U.S.:
(i)the Award and the Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose; and
(ii)neither the Company, the Employer nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States dollar that may affect the value of the RSUs or of any amounts due to the Employee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
27.Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. The Employee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to enable the Employee to understand the terms and conditions of this Agreement.
28.Appendix. Notwithstanding any provision in this Agreement, the RSUs shall be subject to any additional terms and conditions set forth in the Appendix for the Employee’s country. Moreover, if the Employee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
29.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
30. Waiver. The Employee acknowledge that a waiver by the Comany of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other Service Provider.
31.Foreign Asset/Account Reporting; Exchange Controls. The Employee acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Employee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Employee’s country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of the Employee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain period of time after receipt. The Employee further acknowledges that it is his or her responsibility to be compliant with such regulations, and that he or she should consult a personal legal advisor for any details.
32.Insider Trading Restrictions/Market Abuse Laws. Depending on the Employee’s country, the broker’s country or the country in which Shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Employee’s or the broker or any other stock plan service provider’s country, which may affect the Employee’s ability to accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before possessing inside information. Furthermore, the Employee may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, including third parties who are fellow employees. Any restrictions under these laws or regulations may be separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Employee should speak to a personal legal advisor on this matter.